News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES 2015 RESULTS
Highlights

•	Completed a $76.0 million recapitalization in March 2015.

•	Registered with the SEC and listed on NASDAQ in October 2015.

•	Reversed $38.2 million deferred tax asset (“DTA”) valuation allowance during the fourth quarter of 2015.

•	Net income for the year was $42.6 million. Excluding the DTA reversal, net income was $5.0 million.

•	Total loans increased by $92.2 million, or 16.7%, from year-end 2014.

•
Nonperforming assets declined $3.6 million, or 20.0%, to $14.4 million from year-end 2014 and $1.4 million, or 8.9%, from September 30, 2015. Nonperforming assets to total assets declined to 1.50% from 2.20% at year-end 2014 and from 1.67% at September 30, 2015.

•	Book value per common share equaled $18.21 at year-end 2015. The reversal of the DTA increased book value per common share by $5.86.

OTTAWA, IL, February 5, 2016 – Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank, reported full year net income of $42.6 million, or $11.08 per common diluted share, as compared to a net loss of $4.5 million, or ($44.81) per common diluted share, for the same period in 2014. In the fourth quarter of 2015, the Company reported net income of $38.6 million, or $5.92 per common diluted share, compared to a net loss of $6.0 million, or ($46.32) per common diluted share, for the fourth quarter of 2014. Fourth quarter and full year 2015 results were impacted by a reversal of the Company’s deferred tax asset (“DTA”) which provided a tax benefit during the year in the amount of $38.2 million. 2014 results were impacted by a $3.9 million loss attributed to a bulk asset sale.
"As an organization, we have spent the past few years creating the foundation and infrastructure to prudently and strategically grow our balance sheet, achieve sustained quarterly earnings and strengthen our community bank franchise," remarked President & Chief Executive Officer Kurt R. Stevenson. "We did this by aligning our sales efforts, continuing to focus on gaining operational efficiencies and sustaining a strong credit culture while reducing non-performing assets. As a result, we realized pre-tax earnings of $5 million in 2015 and made significant progress in nearly every facet of our core operations, including quality loan growth in excess of $90 million, core deposit growth of $39 million, improved asset quality and a full recapture of our deferred tax assets. We believe our positive financial results in 2015, coupled with our successful $76 million recapitalization of the Company, leaves the organization very well-positioned to move forward with positive momentum in 2016."

Securities
Total securities equaled $180.6 million at December 31, 2015, representing an increase of $39.1 million, or 27.6%, from December 31, 2014. The net increase from year-end 2014 was related to investing proceeds from the first quarter recapitalization and the Company’s plan to raise its level of earning assets.
Loans
Total loans equaled $645.8 million, representing an increase of $92.2 million, or 16.7%, from December 31, 2014. The net increase was driven by new organic loan growth and deeper lending relationships with existing customers.
Funding and Liquidity
Total deposits equaled $718.5 million, representing an increase of $19.7 million, or 2.8%, from December 31, 2014. Core deposits (checking, savings, NOW, and money market) increased $39.1 million, or 8.0% over year-end 2014, and represented 73.9% of total deposits compared to 70.4% at December 31, 2014. This increase was recognized largely in checking and NOW deposits.
The Bank's overall liquidity position remains strong with funding available for new loan opportunities.
Credit Quality
Key credit quality metrics are as follows:

•
Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) decreased to $14.4 million at December 31, 2015, a decrease of $3.6 million from December 31, 2014. The ratio of nonperforming assets to total assets was 1.50% at December 31, 2015 compared to 2.20% at December 31, 2014.

•
Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased to $6.0 million at December 31, 2015, from $7.7 million at December 31, 2014. The $1.7 million decrease from December 31, 2014 was due to a combination of successful loan workout strategies, and charge-offs. The level of nonperforming loans to end of period loans was 0.93% at December 31, 2015, compared to 1.40% at December 31, 2014.

•	Other real estate owned decreased to $8.4 million at December 31, 2015 from $10.3 million at December 31, 2014.

•	The allowance for loan losses to total loans was $8.6 million or 1.33% at December 31, 2015, compared to 1.44% at year-end 2014.

•	The coverage ratio (allowance for loan losses to nonperforming loans) was 143.02% at December 31, 2015, compared to 102.99% at December 31, 2014.

•
The provision for loan losses for the year ended December 31, 2015 was $0.4 million; a decrease from the $7.2 million at December 31, 2014. Provision for loan losses in 2014 was impacted by $2.9 million related to a bulk asset sale.

•
Net loan charge-offs for the fourth quarter of 2015 were $0.2 million equaling 0.03% of average loans, compared with $9.8 million (which included $6.6 million related to the bulk asset sale), or 1.22% of average loans for the fourth quarter of 2014. For the year ended December 31, 2015 the Company had net loan recoveries of $0.2 million compared with $10.9 million in net charge-offs for the year ended December 31, 2014 (which included $6.6 million related to the bulk asset sale).

Net Interest Margin
The net interest margin was 3.37% for the fourth quarter of 2015, unchanged from what the Company reported in the fourth quarter of 2014. The net interest margin for the year ended December 31, 2015 was 3.40% which was a 7 basis point increase from the year ended December 31, 2014. The improvement in the net interest margin is being driven by the addition of new earning assets, decreasing cost of funds, and the reduction in nonperforming loans.

Noninterest Income and Expense
Noninterest income totaled $2.6 million for the fourth quarter of 2015, compared to $3.0 million for the fourth quarter of 2014. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income was down $0.2 million from the fourth quarter of 2014, primarily in mortgage banking and other income. For the twelve months ended December 31, 2015, noninterest income was $12.4 million compared to $12.8 million for the same period in 2014. When excluding the same items from above, year-to-date noninterest income for 2015 was $0.6 million below the comparable period in 2014. The year-to-date decline can be attributed to a decrease in mortgage banking income along with a decline in service charge income.
Total noninterest expense for the fourth quarter of 2015 was $8.3 million, which was $1.8 million below fourth quarter of 2014. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels were flat between periods. For the twelve months ended December 31, 2015, noninterest expense was $33.2 million which was $1.0 million lower than the period in 2014. When excluding the OREO valuation adjustments and other non-recurring items, year-to-date noninterest expense was $0.4 million, or 1.3%, above the comparable amount for 2014 driven by an increase in salaries and partially offset by a reduction in FDIC premium expense.
Capital Management
Starting in 2015, the new Basel III capital rules are in effect. Along with these new capital rules came a new capital ratio called the common equity tier I capital ratio. The following table presents the regulatory capital ratios as of December 31, 2015 and December 31, 2014.

	Centrue Financial		Centrue Bank
	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Capital ratios:
Total risk-based capital	15.64%	9.64%	15.59%	11.84%
Common equity tier 1 capital	14.23%	NA	14.45%	NA
Tier 1 risk-based capital	14.51%	6.85%	14.45%	10.59%
Tier 1 leverage ratio	12.10%	4.93%	11.97%	7.61%

Sale of Branches
The Company announced on January 27, 2016 that it entered into agreements to sell is Fairview Heights, Aviston and St. Rose, Illinois branches.   The buyers will be paying a blended deposit premium of approximately 4.0% for the deposits held in the branches acquired, will be purchasing the fixed assets of these branches at net book value for an aggregate of approximately $5.1 million and will acquire an aggregate of approximately $13.0 million of loans of these branches at principal amounts outstanding and $49.3 million of deposits.  Had the transactions closed on December 31, 2015, the total premium to Centrue’s stockholders would have been approximately $2.4 million on a pre-tax basis.
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About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.
Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838
Accompanying Financial Statements and Tables

▪	Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Per Share Data)

	Quarters Ended
	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Balance Sheet
Assets
Cash and cash equivalents	$27,655	$45,686	$35,732	$66,639	$49,167
Securities	180,556	214,701	198,463	166,340	141,473
Loans held for sale	735	214	169	321	364
Loans	645,071	611,918	586,809	569,427	553,200
Allowance for loan losses	(8,591)	(8,403)	(8,645)	(7,995)	(7,981)
Loans, net of allowance	636,480	603,515	578,164	561,432	545,219
Other real estate owned	8,401	9,755	9,777	9,996	10,256
Other assets	107,391	69,805	68,710	68,840	70,610
Total assets	961,218	943,676	891,015	873,568	817,089
Liabilities and stockholders' equity
Deposits	718,504	709,535	700,118	712,673	698,824
Non-deposit funding	115,618	144,757	103,454	72,851	77,829
Other liabilities	5,815	5,636	4,615	5,094	10,108
Total liabilities	839,937	859,928	808,187	790,618	786,761
Stockholders' equity	121,281	83,748	82,828	82,950	30,328
Total liabilities and stockholders' equity	$961,218	$943,676	$891,015	$873,568	$817,089
Statement of Income
Interest income	$7,678	$7,336	$7,007	$6,734	$6,747
Interest expense	597	599	561	694	771
Net interest income	7,081	6,737	6,446	6,040	5,976
Provision for loan losses	375	-	-	-	4,927
Net interest income after provision for loan losses	6,706	6,737	6,446	6,040	1,049
Noninterest income	2,587	3,238	2,576	4,027	2,990
Noninterest expense	8,261	8,842	7,953	8,183	10,055
Income (loss) before income taxes	1,032	1,133	1,069	1,884	(6,016)
Income tax expense (benefit)	(37,562)	45	16	17	-
Net income (loss)	$38,594	$1,088	$1,053	$1,867	$(6,016)
Net income (loss) available to common stockholders (1)	$38,511	$693	$1,053	$14,529	$(7,000)
Per Share (4)
Diluted earnings (loss) per common share (1)	5.92	0.11	0.16	65.60	(46.32)
Book value per common share	$18.21	$12.51	$12.37	$12.39	$(32.93)
Weighted average common shares outstanding	6,503,170	6,485,218	6,484,457	221,492	151,122
Common shares outstanding	6,513,694	6,485,218	6,485,218	6,484,455	151,122
Earnings Performance
Return (loss) on average total assets	16.25%	0.47%	0.49%	0.91%	(2.85)%
Return (loss) on average stockholders' equity	182.21	5.17	5.08	24.16	(65.13)
Net interest margin	3.37	3.34	3.48	3.44	3.37
Efficiency ratio (2)	82.77	80.16	83.83	92.20	93.00
Bank net interest margin	3.44	3.40	3.56	3.58	3.51
Asset Quality
Nonperforming assets to total end of period assets	1.50%	1.67%	1.80%	1.99%	2.20%
Nonperforming loans to total end of period loans	0.93	0.99	1.06	1.29	1.40
Net loan charge-offs (recoveries) to total average loans	0.03	0.04	(0.11)	-	1.22

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Per Share Data)

Allowance for loan losses to total end of period loans	1.33	1.37	1.47	1.40	1.44
Allowance for loan losses to nonperforming loans	143.02	139.24	139.01	108.85	102.99
Nonperforming loans	$6,007	$6,035	$6,219	$7,345	$7,749
Nonperforming assets	14,408	15,790	15,996	17,341	18,005
Net loan charge-offs (recoveries)	185	242	(650)	(14)	9,809
Capital
Total risk-based capital ratio	15.64%	15.71%	16.41%	16.84%	9.64%
Common equity tier 1 risk-based capital ratio	14.23	11.43	11.88	12.22	NM
Tier 1 leverage ratio	12.10	11.49	12.14	12.45	4.93

(1)	Weighted average common shares outstanding are the same amount for basic shares and diluted shares.

(2)
Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income, and gains on sale of assets.

(3)	Net charge-offs for fourth quarter 2014 were impacted by $2.9 million of charge-offs related to the bulk asset sale and have not been included in the ratio of net charge-offs to average loans.

(4)	Common shares, options and per share amounts for prior periods shown have been restated to reflect the impact of the reverse stock split the Company completed on May 29, 2015.